CAREGUIDE, INC.

STOCKHOLDERS AGREEMENT

[____________], 2008

1.	Board of Directors	1
2.	Irrevocable Proxy; Conflicting Agreements	3
3.	Legend	4
4.	Disposition of Securities; No Circumvention	4
5.	Right of First Refusal	4
6.	Tag-Along	5
7.	Sale of the Company	6
8.	Permitted Transfers	8
9.	Preemptive Rights	8
10.	Financial Statements and Other Information	10
11.	Representations and Warranties	11
12.	Registration Rights	12
13.	Term	22
14.	Definitions	22
15.	Transfer; Transfers in Violation of Agreement	26
16.	Additional Investors	26
17.	Descriptive Headings	26
18.	Amendment and Waiver	27
19.	Severability	27
20.	Entire Agreement	27
21.	Successors and Assigns	27
22.	Counterparts	27
23.	Remedies	27
24.	Notices	27
25.	Governing Law	28
26.	Venue	29
27.	Waiver of Jury Trial	29
28.	No Effect Upon Lender Relationship	29
29.	References to Securities	29
30.	Attorneys’ Fees	29
31.	Existing Stockholders Agreement	30
32.	Exculpation	30
33.	Dealings with the Company	30
34.	Fiduciary Duty	31
35.	No Third-Party Beneficiaries	31

36.       Recapitalization, etc                                                                                                             31

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of [________ ___], 2008, by and among (i) CAREGUIDE, INC., a Delaware corporation (the “Company”), (ii) PSILOS GROUP PARTNERS, L.P. (“Psilos I”), and PSILOS GROUP PARTNERS II, L.P. (“Psilos II” and, together with Psilos I, “Psilos”), (iii) ESSEX WOODLANDS HEALTH VENTURES FUND IV, L.P. and ESSEX WOODLANDS HEALTH VENTURES FUND V, L.P. (collectively, “Essex”), HICKORY VENTURE CAPITAL CORPORATION (“Hickory”), DERACE L. SCHAFFER, M.D. (“Schaffer”) and JOHN PAPPAJOHN (“Pappajohn” and, together with Psilos, Essex, Hickory, Schaffer and any additional purchaser deemed an Investor pursuant to Section 16, the “Investors”), (iv) CHRIS E. PATERSON, M.D., MICHAEL J. CONDRON, WILLIAM C. STAPLETON, and MICHAEL J. BARBER, M.D. (each, individually, an “Executive” and, collectively with any additional purchaser deemed an Executive pursuant to Section 16, the “Executives”) and (v) the other Stockholders (as defined herein) party hereto. The Investors and the Executives are collectively referred to herein, along with the other stockholders who are parties to this Agreement or who become parties to this Agreement pursuant to the provisions of Section 16, as the “Stockholders” and each, individually, as a “Stockholder.” A schedule of Stockholders (the “Schedule of Stockholders”) is attached hereto. Capitalized terms used but not otherwise defined herein are defined in Section 14.

The Company and each of the Investors are parties to that certain Series A Preferred Stock Purchase Agreement dated as of ☐, 2008 (the “Purchase Agreement”), whereby on the date hereof such Investors will purchase shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock”), a portion of the proceeds of which will be used by the Company to repurchase fractional shares of Common Stock following a reverse stock split (the “Reverse Stock Split”).

The execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

1.	Board of Directors.

(a)       Voting Agreement. Each Stockholder agrees that until the termination of this Agreement in accordance with its terms, such Stockholder shall vote all of such Stockholder’s shares of Common Stock and any other voting Securities of the Company over which such Stockholder has voting control and shall take all other actions reasonably necessary or desirable within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

(i)        the authorized number of members on the board of directors of the Company (the “Board of Directors”) shall comprise seven (7) members;

(ii)	the following Persons shall be elected to the Board of Directors:

(A)      two (2) representatives designated by Psilos (the “Psilos Directors”), who shall initially be [__________] and [__________], and after the date of this Agreement, such other Persons who are designated by Psilos as replacements from time to time pursuant to this clause (A), for so long as Psilos holds not less than 20% of the Outstanding Common Stock that it holds on the date hereof;

(B)      one (1) representative designated by Schaffer, who shall initially be [__________], and after the date of this Agreement, such other Persons who are designated by Schaffer from time to time as replacements pursuant to this clause (B), for so long as Schaffer holds not less than 20% of the Outstanding Common Stock that it holds on the date hereof;

(C)      one (1) representative designated by Essex, who shall initially be [__________], and after the date of this Agreement, such other Persons who are designated by Essex from time to time as replacements pursuant to this clause (C), for so long as Essex holds not less than 20% of the Outstanding Common Stock that it holds on the date hereof;

(D)      one (1) representative designated by Pappajohn, who shall initially be [__________], and after the date of this Agreement, such other Persons who are designated by Pappajohn from time to time as replacements pursuant to this clause (D), for so long as Pappajohn holds not less than 20% of the Outstanding Common Stock that it holds on the date hereof;

(E)       the Company’s Chief Executive Officer, who initially shall be [__________]; and

(F)       one (1) representative designated unanimously by the Persons described in clauses (A) through (E), who shall initially be ☐, and after the date of this Agreement, such other Persons who are designated unanimously by the Persons described in clauses (A) through (E) as replacements from time to time pursuant to this clause (F).

(iii)      the removal (with or without cause) from the Board of Directors of any member thereof shall be only upon the written request to the Board of Directors by the Person or Persons entitled to designate such director pursuant to Section 1(a)(ii) above;

(iv)      in the event that any representative designated hereunder for any reason ceases to serve as a member of the Board of Directors during his or her term of office, the resulting vacancy on the Board of Directors shall be filled by a representative designated by the Person or Persons entitled to designate such director pursuant to Section 1(a)(ii) above; and

(v)       if any party fails (but is otherwise entitled) to designate a representative to the Board of Directors pursuant to the terms of this Section 1, the election of a Person to the Board of Directors shall be accomplished in accordance with the Organizational Documents and applicable law; provided that the parties shall take all necessary actions to remove such individual if the party or parties which failed (and are otherwise entitled) to designate such a representative so directs.

(b)       Other Subsidiaries. The governing body of any Subsidiary shall be comprised as determined by the Board of Directors.

(c)       Required Meetings; Expenses; Insurance. There shall be at least one (1) meeting of the Board of Directors during every fiscal year. The Company shall pay all reasonable out-of-pocket expenses incurred by each member of the Board of Directors (or any governing body of any Subsidiary) in connection with attending regular and special meetings of the Board or such other governing body, as applicable. The Company shall maintain customary directors and officers’ insurance covering members of the Board of Directors (and members of the governing body of any Subsidiary) in amounts commensurate with similarly-situated companies.

2.	Irrevocable Proxy; Conflicting Agreements.

(a)       Grant of Proxy. In order to secure each Stockholder’s obligation to vote his, her or its Common Stock and other voting securities of the Company in accordance with the provisions of Section 1 and Section 7 hereof, and for other good and valuable consideration, each Stockholder hereby appoints Psilos II as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his, her or its Common Stock and other voting securities of the Company on all matters that may be submitted to a vote of the holders of Common Stock in furtherance of the provisions of Section 1 and Section 7 hereof. Psilos II may exercise the irrevocable proxies granted to it hereunder at any time any Stockholder fails to comply with the provisions of this Agreement. The proxies and powers granted by each Stockholder pursuant to this Section 2 are coupled with an interest and are given to secure the performance of each Stockholder’s obligations under this Agreement. Such proxies and powers will be irrevocable for the term of this Agreement and will survive the death, incompetency and disability of each Stockholder and the respective holders of their Securities.

(b)       No Conflict. Each Stockholder represents that he, she or it has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no Holder of Securities shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

3.         Legend. Each certificate evidencing Securities and each certificate issued in exchange for or upon the Transfer (as defined below) of any Securities (if such shares remain Securities as defined herein after such Transfer) shall (in addition to any other legends required by the terms of such Securities or the agreements under which such Securities were issued) be stamped or otherwise imprinted with a legend in substantially the following form:

“THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCKHOLDERS AGREEMENT DATED AS OF [__________ ___], 2008, AMONG THE ISSUER (THE “COMPANY”) AND CERTAIN STOCKHOLDERS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates evidencing Securities outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any securities that cease to be Securities.

4.         Disposition of Securities; No Circumvention. No Stockholder (other than an Executive, whose restrictions are described in the following sentence) may transfer, sell, convey, exchange, pledge, hypothecate, encumber or otherwise dispose of (collectively, “Transfer”) any Securities, except in compliance with Sections 5, 6, 7, 8 and 15 hereof. No Executive may Transfer any Securities, except in compliance with Sections 6, 7, 8 and 15 hereof. Any attempted Transfer other than in accordance with this Agreement shall be null and void. No Stockholder or any of its Permitted Transferees may do indirectly, through the sale of capital stock of its or their Subsidiaries or otherwise, that which is not permitted by this Agreement (including, without limitation, the provisions of Sections 5, 6 and 8).

5.         Right of First Refusal. Any Stockholder (other than an Executive, who may only Transfer Securities as permitted by the second sentence of Section 4) proposing to make any Transfer of Securities (a “Disposing Stockholder”), other than a Transfer permitted pursuant to Sections 5(e), 6, 7 or 8 hereof, agrees not to consummate such Transfer until the parties to such Transfer have been finally determined pursuant to and in compliance with this Section 5.

(a)       Sale Notice by Disposing Stockholder. The Disposing Stockholder will deliver a written notice (the “Sale Notice”) to the Company, and each of the other Holders who are not the Disposing Stockholder (collectively, the “Other Stockholders”) disclosing in reasonable detail the identity of the prospective transferees, the Securities proposed to be Transferred (the “Offered Securities”) and the terms and conditions of the proposed Transfer.

(b)       Company Election. The Company may elect to purchase all or a portion of the Offered Securities upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Disposing Stockholder and the Other Stockholders within fifteen (15) days after the receipt of the Sale Notice by the Company. If the Company elects to purchase less than all of the Offered Securities, it will so notify the Other Stockholders (the “Availability Notice”) specifying the quantity of Offered Securities that the Company did not subscribe for (the “Available Securities”).

(c)       Purchase by Other Stockholders. Each Other Stockholder may elect to purchase all or a portion of such Other Stockholder’s Pro Rata Portion of the Available Securities upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Disposing Stockholder and the Company within fifteen (15) days after the receipt of the Availability Notice from the Company. If an Other Stockholder elects to purchase such Other Stockholder’s full Pro Rata Portion (a “Subscribing Stockholder”), such Subscribing Stockholder may also specify in its election notice the maximum number of additional Available Securities the Subscribing Stockholder is committed to purchase in the event that any Other Stockholder elects to purchase less than its entire Pro Rata Portion of the Available Securities. In the event of oversubscription by the Subscribing Stockholders, the Company will allocate the remaining Available Securities among the Subscribing Stockholders according to their respective Pro Rata Portions.

(d)       Time for Completion. If the Other Stockholders and/or the Company have not elected to purchase all of the Offered Securities within forty-five (45) days after the delivery of the Sale Notice, or have so elected to purchase the Offered Securities but have not consummated the purchase of the Offered Securities within sixty (60) days after the delivery of the Sale Notice (“Sales Notice Expiration”), the Disposing Stockholder may Transfer the Offered Securities not purchased by the Other Stockholders and/or the Company within thirty (30) days of the Sales Notice Expiration at a price and on terms no more favorable to the transferees thereof than those specified in the Sale Notice; provided, however, that no transferee shall be a Competitor of the Company. Any Securities not Transferred within such thirty (30) day period will again be subject to the provisions of this Section 5 upon subsequent Transfer.

(e)       Exception for Certain Transfers. Notwithstanding the foregoing provisions of this Section 5, provided that the transferees agree to be bound by the provisions of this Agreement to the same extent as their transferors, the provisions of this Section 5 shall not apply to Transfers of Securities to Permitted Transferrees.

6.	Tag-Along.

(a)       Notice of Sale. In the event the Company and the Other Stockholders fail to exercise their respective rights to purchase all of the Offered Securities or Available Securities pursuant to Section 5, following the exercise or expiration of the rights of purchase set forth in Section 5, and subject to Section 6(d), if at any time or from time to time prior to an Initial Public Offering a Stockholder other than an Executive (a “Disposing Tag-Along Stockholder”) shall wish to Transfer any of the Securities owned by such Disposing Tag-Along Stockholder pursuant to a bona fide offer to or from a third party (the “Buyer”), then such Disposing Tag-Along Stockholder shall notify each of the non-disposing Stockholders (the “Non-Disposing Stockholder”) in writing of such offer and its terms and conditions (a “Tag-Along Sale Notice”).

(b)       Right to Participate in Sale. Upon receipt of a Tag-Along Sale Notice, each Non-Disposing Stockholder shall have the right to sell to the Buyer (the “Tag-Along Sale”), on the same terms and conditions applicable to the Disposing Tag-Along Stockholder, in lieu of the sale to the Buyer by the Disposing Tag-Along Stockholder, that number of shares of the Securities proposed to be sold equal to the product obtained by multiplying (a) the number of shares of such Securities to be sold to the Buyer and (b) the quotient derived by dividing (i) the number of shares of Common Stock held (or deemed to be held) on an as-converted basis by such Non-Disposing Stockholder by (ii) the total number of shares of Common Stock held (or deemed to be held) on an as-converted basis by each such Non-Disposing Stockholder and the Disposing Tag-Along Stockholder. The Non-Disposing Stockholders’ rights to sell pursuant to this Section 6 can be exercised by delivery of a written notice to the Disposing Tag-Along Stockholder within thirty (30) days following the delivery of the Tag-Along Sale Notice to the Non-Disposing Stockholders of the proposed sale to the Buyer by the Disposing Tag-Along Stockholder.

(c)       Failure to Provide Notice of Participation. In the event that any of the Non-Disposing Stockholders do not deliver to the Disposing Tag-Along Stockholder a notice within such thirty (30) day period, the Disposing Tag-Along Stockholder may proceed with such sale to such Buyer at the same price and on substantially the same terms and conditions set forth in such Tag-Along Sale Notice.

(d)       Exception. Notwithstanding the foregoing or anything herein to the contrary, the provisions of this Section 6 shall not apply to (A) any repurchase of any outstanding Securities by the Company that is (i) approved by the Board of Directors and 66.667% in Interest (as such term is defined in the Certificate of Designations), or (ii) by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company or (B) any purchase of outstanding Securities by the Company or an Other Stockholder in exercise of the right of first refusal pursuant to Section 5 hereof or by the Company pursuant to any right of first refusal contained in an agreement approved by the Board of Directors and 66.667% in Interest.

7.	Sale of the Company.

(a)       Approval of Sale. Subject to the other applicable terms of this Agreement, including, without limitation, Section 7(b) hereof, if (x) the Board of Directors and (y) Holders of an aggregate of two-thirds of the outstanding Series A Preferred Stock, approve a Liquidation Event (as defined in the Certificate of Designations) or a Sale of the Company to an Independent Third Party (collectively, an “Approved Sale”), each Holder shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, each Holder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each Holder shall agree to sell all of its, his or her Securities and rights to acquire Securities on the terms and conditions approved by the Board of Directors. Each Holder shall take all necessary actions in connection with the consummation of the Approved Sale as requested by the Company, including the execution of such agreements and such instruments and other actions reasonably necessary to execute the transfer documents negotiated by the Company or Psilos, as the case may be; provided that the terms of such transfer documents are applied equally to similarly situated Holders. The Holders acknowledge and agree that such transfer documents are expected to provide customary representations, warranties, indemnities, and escrow arrangements relating to such Approved Sale and further may provide for the appointment of a “stockholder’s representative” selected by Psilos for purposes of  purchase price adjustments and proper allocation and distribution of the final aggregate consideration upon the Approved Sale, among other things. Such stockholders representative shall be entitled to reasonable reimbursement of expenses out of the proceeds of the Approved Sale, and the Company shall set aside funds for such purpose. The Holders shall be permitted to sell their Securities in an Approved Sale pursuant to this Section 7 without complying with the provisions of Sections 5 or 6 of this Agreement.

(b)       Conditions to Approval. The obligations of the Holders to participate in the Approved Sale of the Company are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each Holder shall receive the same form and amount of consideration (in proportion to the respective amounts of each class of Security that such Holder owns or has the right to acquire, but with identical rights and preferences, without giving effect to any minority or majority ownership interests or voting interests) as each other Holder of such class of Security, and (ii) if any Holders are given an option as to the form and amount of consideration to be received, each such Holder shall be given the same option (in proportion to the respective amount of each class of Security that such Holder owns or has the right to acquire, but with identical rights and preferences, without giving effect to any minority or majority ownership interests or voting interests); provided, however, that the fact that, in connection with an Approved Sale, certain Holders may receive either (x) reasonable additional consideration commensurate with the burdens imposed by entering into restrictive covenants in favor of a purchaser or one of its affiliates, (y) the right to make a debt or equity investment in a purchaser or one of its affiliates (whether directly or through contribution of a Security) or (z) an employment or consulting agreement with purchaser or one of its affiliates, shall not constitute a failure to satisfy any of the conditions set forth in this Section 7(b).

(c)       Purchaser Representative. If the Company or the Holders enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), then those Holders that do not qualify at the time as Accredited Investors shall, at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501) reasonably acceptable to the Company. If any Holder appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative. However, if any Holder declines to appoint the purchaser representative designated by the Company, such Holder shall appoint another purchaser representative (reasonably acceptable to the Company), and such Holder shall be responsible for the fees of the purchaser representative so appointed.

(d)       Costs. All Holders will bear their respective pro rata share (based upon their pro rata share of the Aggregate Net Proceeds of the sale of all such Securities) of any reasonable costs related to the sale of Securities pursuant to an Approved Sale to the extent such costs are not otherwise paid by the Company or the acquiring party and to the extent such costs are incurred on behalf of all Holders. Costs incurred by the Holders on their own behalf shall not be considered costs of the Approved Sale.

(e)       Retained Proceeds. Any proceeds from an Approved Sale due or owing to the Company which are subject to claims or potential claims for indemnification or purchase price adjustment from the Company shall, unless the Company elects otherwise, be held in escrow or reserve accounts pending expiration of all such claims or potential claims.

(f)        Actions by Holder. Each Holder will take all necessary or desirable actions in connection with the consummation of any Approved Sale.

(g)       Termination of Provisions. The provisions of this Section 7 shall cease to apply following completion of an Initial Public Offering.

8.         Permitted Transfers. Any Stockholder may Transfer Securities (other than Securities held by an Executive that have not vested in accordance with the grant terms) without complying with Sections 4, 5 and 6 hereof to Permitted Transferees (as defined below) who consent in a writing delivered to the Company to be bound by the terms of this Agreement. With respect to any Holder who is a natural person, a “Permitted Transferee” means the spouse or lineal descendants of such Holder, any trust for the benefit of such Holder, or the benefit of the spouse or lineal descendants of such Holder, any corporation, partnership or limited liability company in which such Holder, the spouse and the lineal descendants of such Holder are the direct and beneficial owners of all of the equity interests (provided such Holder, spouse and lineal descendants agree in writing to remain the direct and beneficial owners of all such equity interests), and the personal representative of such Holder’s estate or upon such Holder’s incompetency for purposes of the protection and management of the assets of such Holder. With respect to a Holder who is not a natural person, a “Permitted Transferee” means any Affiliate of such Holder.

9.         Preemptive Rights. Subject to Section 9(d) and the limitations set forth in Section 9(c) below, each time the Company proposes to issue any equity securities, or other securities of any kind that are or may become convertible into any equity securities (collectively, “New Issue Securities”) to any Person, the Company shall first offer the New Issue Securities to the Investors in accordance with the following provisions:

(a)       The Company shall give to each Investor hereunder who is at the time an Accredited Investor a notice stating: (i) the Company’s intention to issue the New Issue Securities; (ii) the number and description of such shares or the amount of the New Issue Securities to be issued; (iii) the purchase price (calculated as of the proposed issuance date) and the other terms upon which the Company is offering the New Issue Securities; and (iv) the names of the Persons to whom the Company seeks to issue such New Issue Securities (the “Preemptive Notice”).

(b)       Transmittal of the Preemptive Notice to the Investors by the Company shall give each Investor the right to purchase from the Company his, her or its Pro Rata Portion, or any lesser number specified by the Investor, of the New Issue Securities for the price and upon the terms set forth in the Preemptive Notice. For a period of twenty (20) days after the submission of the Preemptive Notice to the Investors, each Investor shall have the option, exercisable by written notice to the Company, to accept the Company’s offer as to all or any part of such Investor’s Pro Rata Portion or any lesser number of the New Issue Securities. If two (2) or more types of New Issue Securities are to be issued or New Issue Securities are to be issued together with other types of securities, including, without limitation, debt securities, in a single transaction or related transactions, the rights to purchase New Issue Securities granted to the Investors under this Section 9 must be exercised to purchase all types of New Issue Securities and such other securities in the same proportion as such New Issue Securities and other securities are to be issued by the Company. If the Investors (as a group) agree to purchase less than the total number of New Issue Securities proposed to be issued and sold, the Company shall have one hundred twenty (120) days thereafter to sell any or all of the remaining New Issue Securities (i.e., those not to be sold to any Investor) to the Person or Persons set forth in the Preemptive Notice, upon terms and conditions no less favorable to the Company, and no more favorable to such Person or Persons, than those set forth in the Preemptive Notice. In the event the Company has not sold such New Issue Securities within said one hundred twenty (120) day period, the Company will not thereafter issue or sell any New Issue Securities without first offering such New Issue Securities to the Investors in the manner provided above.

(c)	The preemptive rights contained in this Section 9 shall not apply to:

(i)        The issuance and sale by the Company, from time to time pursuant to plans, programs or agreements approved by the Board of Directors, of shares of Common Stock or options, rights, or warrants to acquire shares of Common Stock, or of securities convertible or exchangeable for shares of Common Stock (A) to employees, officers, or members of or consultants or advisors to the Board of Directors as compensation for their services to the Company or any of its Subsidiaries or (B) in connection with a Company Acquisition or other strategic transaction involving the Company and other entities, including, without limitation, joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements;

(ii)	The issuance of Securities in a Public Offering;

(iii)      The issuance of Securities to credit financing sources in connection with any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing of the Company or its Subsidiaries;

(iv)      The issuance of securities by any Subsidiary of the Company to the Company;

(v)       The issuance of Securities upon the exercise or exchange of other Securities which were issued in compliance with this Section 9(c) or Securities which were issued in an issuance which is exempt from this Section 9(c);

(vi)      The issuance of Securities in connection with any stock split, stock dividend, reverse split, consolidation, recapitalization of the Company or any other form of strategic transaction; and

(vii)     The issuance of Securities pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement.

(d)       Notwithstanding anything to the contrary contained in this Section 9, the Company may, in order to expedite the issuance of New Issue Securities hereunder, issue all or a portion of the New Issue Securities to one or more Persons (each, an “Initial Subscribing Stockholder”) without complying with the provisions of this Section 9; provided that, prior to such issuance, either (i) each Initial Subscribing Stockholder agrees to offer to sell to each Investor who is an Accredited Investor and who is not an Initial Subscribing Stockholder (each, an “Other Accredited Stockholder”) his, her or its respective Pro Rata Portion of such New Issue Securities on the same terms and conditions as issued to the Initial Subscribing Stockholders and in a manner which provides such Other Accredited Stockholder with rights substantially similar to the rights outlined in Sections 9(a) and 9(b) or (ii) the Company shall offer to sell an additional amount of New Issue Securities to each Investor (other that Initial Subscribing Stockholders) only in an amount and manner which provides such Investor with rights substantially similar to the rights outlined in Sections 9(a) and 9(b). The Initial Subscribing Stockholders or the Company, as applicable, shall offer to sell such New Issue Securities to each Other Accredited Stockholder or Investor (other that Initial Subscribing Stockholders), respectively and as applicable, within ninety (90) days after the closing of the purchase of the New Issue Securities by the Initial Subscribing Stockholders.

10.	Financial Statements and Other Information.

(a)       The Company shall deliver the following information to each Stockholder with a continuing right to designate a member of the Board of Directors pursuant to Section 1 hereof (and if such Stockholder is also a lender to the Company, such information will be provided to such Stockholder to the extent not also received by such Stockholder in its capacity as a lender):

(i)        as soon as available but in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year, unaudited consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the corresponding period in the preceding fiscal year, and all such items shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, subject to normal year-end adjustments and the absence of footnote disclosure;

(ii)       as soon as available but in any event within sixty (60) days after the end of each of the first three fiscal quarters in each fiscal year, unaudited consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such fiscal quarter, and unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case comparisons to the corresponding period in the preceding fiscal year, and all such items shall be prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of footnote disclosure; and

(iii)      within 120 days after the end of each fiscal year, consolidated and consolidating statements of income, cash flows and stockholders’ equity of the Company and its Subsidiaries for such fiscal year, and consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, consistently applied.

(b)       The Company shall deliver, not more than forty-five (45) days after the beginning of each fiscal year, to each Stockholder with a continuing right to designate a member of the Board of Directors pursuant to Section 1 hereof, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets) and comparable actual and budgeted figures for the current year, and promptly upon preparation thereof any revisions of such annual budget. Delivery of such materials pursuant to this Section 10(b) to the individual or individuals designated by each such Stockholder pursuant to Section 1 shall satisfy the Company’s obligations under this Section 10(b).

(c)       Each Stockholder with a continuing right to designate a member of the Board of Directors pursuant to Section 1 hereof shall have the right, at his, her or its own expense, to inspect the books, records and premises of the Company, and to discuss the Company’s affairs with officers, directors, employees and accountants, at any time, with the Company’s prior consent, which shall not be unreasonably withheld.

11.       Representations and Warranties. Each of the Holders hereby represents and warrants to the following with respect to himself, herself or itself, as the case may be:

(a)       Authorization. All corporate, partnership, member or other action on the part of the Holder, its directors, holders, members or partners necessary for the authorization, execution, delivery and performance by such Holder (if a corporation, partnership, limited liability company or other entity) of this Agreement has been taken. This Agreement is a legal, valid and binding obligation of such Holder, enforceable against such Holder strictly in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)       No Violation. The execution and delivery of this Agreement will not (with or without notice or passage of time or both) (a) conflict with or result in a breach of any provision of the certificate of incorporation, by-laws, partnership agreement, operating agreement or other organizational documents of a Holder (if a corporation, partnership, limited liability company or other entity), (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any consent or approval, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which such Holder is a party or by which it or any of its assets may be bound, other than any default which would not have a material adverse effect on the business, operations, financial condition, assets or properties of such Holder or (c) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to such Holder or any of its assets, other than any violation which would not have a material adverse effect on the business, operations, financial condition, assets or properties of such Holder.

12.	Registration Rights.
(a)	Demand Registration Rights.

(i)        Subject to Section 12(a)(iii) below, upon written notice (the “Demand Notice”) from Holders of not less than two-thirds of the outstanding Series A Preferred Stock (the “Requesting Stockholders” and any Registrable Securities thereof to be included in such demand, the “Demand Securities”), the Company shall give written notice of such request to all Holders within thirty (30) days of receipt of such notice and shall use all reasonable efforts to effect at the earliest possible date and maintain a registration of the Registrable Securities held by the Requesting Stockholders and any underwriter with respect to such Registrable Securities, in accordance with the intended method or methods of disposition specified by the Requesting Stockholders (including, but not limited to, an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule) promulgated under the Securities Act); provided, that if, after a Registration request pursuant to this Section 12(a) has been made, the Company has determined in good faith, after consultation with its outside legal counsel, that the filing of a Registration would be seriously detrimental to the Company and its stockholders, the Company shall have the right to defer a Registration pursuant to this Section 12(a) for a period of not more than ninety (90) days after such good faith determination; provided, further, that the Requesting Stockholders shall not have the right to utilize the services of an underwriter unless the anticipated gross proceeds of the shares of Company Stock to be offered exceed $15,000,000. The Requesting Stockholders requesting a Registration under this Section 12(a) may, at any time prior to the effective date of the registration statement relating to such Registration, revoke such request by providing written notice thereof to the Company.

(ii)       In connection with any Registration requested pursuant to this Section 12(a), (A) the Requesting Stockholders shall have the right to designate the managing underwriter(s) and (B) the Company shall take such other actions, including, without limitation, listing such shares of Company Stock for trading on any securities exchange (to the extent such shares are not then listed on a securities exchange) and registering or qualifying such shares of Company Stock under state securities laws, as may be reasonably requested by the Requesting Stockholders. If the Requesting Stockholders consent to the inclusion of offers and sales of any other securities in a Registration of shares of Company Stock by the Requesting Stockholders pursuant to this Section 12(a) and the underwriter(s) retained in connection with such Registration advise the Company in writing that such offering would be materially and adversely affected by the inclusion of such securities, the Requesting Stockholders may in their sole discretion exclude all or some of such securities from such offering; provided that this sentence shall not apply to shares of Company Stock included in any such Registration pursuant to the exercise of rights pursuant to Section 12(b).

(iii)      The Requesting Stockholders shall be entitled to request a Registration pursuant to this Section 12(a) only one time. Notwithstanding anything to the contrary, any Registration requested by the Requesting Stockholders pursuant to this Section 12(a) shall not be deemed to have been effected (and, therefore, not requested for purposes of this Section 12(a)(iii)), (x) unless it has become effective, provided, that a registration which does not become effective after the Company has filed a registration statement with respect thereto solely by reason of the refusal to proceed by the Requesting Stockholders (other than a refusal to proceed based upon the written advice of counsel relating to the occurrence, following the date of the Demand Notice, of a material adverse event with respect to the Company) shall be deemed to have been effected by the Company at the request of such Requesting Stockholders pursuant to this Section 12(a) unless the Requesting Stockholders shall have paid all Registration Expenses in connection with such registration, (y) if after it has become effective such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by the Requesting Stockholders and, as a result thereof, the shares of Company Stock requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement or (z) if the closing pursuant to the purchase agreement or underwriting agreement entered into in connection with such Registration does not occur, except because of a breach of such agreement by the Requesting Stockholders. Any Registration of Registrable Securities effected pursuant to Section 12(b) by a Stockholder exercising its rights pursuant to Section 12(b) shall not be deemed to have been requested by the Requesting Stockholders for purposes of this Section 12(a)(iii).

(iv)      In addition to the limitations described in this Section 12(a), the Company shall not be required to effect a registration pursuant to this Section 12(a): (i) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to an Initial Public Offering, provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective; (ii) if within thirty (30) days of receipt of a written request from Requesting Stockholders pursuant to this Section 12(a), the Company gives notice to the Requesting Stockholders of the Company’s intention to file a registration statement for its Initial Public Offering within ninety (90) days; or (iii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(b)       Piggyback Registration Rights. If at any time following the consummation of a Qualified Public Offering the Company proposes to effect a Registration, whether or not for sale for its own account and (subject to the provisions of Section 12(a) above) whether or not pursuant to the exercise of any of the demand registration rights referred to in Section 12(a) hereof, the Company will each such time, subject to the provisions of Sections 12(a) and 12(b)(iii), give prompt written notice to all Investors (and such other Persons granted such piggyback registration rights) of record of Registrable Securities of its intention to do so and of the rights under this Section 12 of such Investor (and such other Persons granted such piggyback registration rights), at least ten (10) days prior to the anticipated filing date of the registration statement relating to such Registration. Such notice shall offer all such Investors (and such other Persons granted such piggyback registration rights) the opportunity to include in such registration statement such number of Registrable Securities as each such Person may request (the “Piggyback Securities”). Upon the written request of any such Investor (or such other Persons granted such piggyback registration rights) made within ten (10) days after the receipt of the Company’s notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Investor), the Company will use its commercially reasonable efforts to effect the Registration under the Securities Act and the qualification under any applicable state securities or blue sky laws of all Registrable Securities which the Company has been so requested to register by the Investor thereof, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so requested to be registered; provided, that:

(i)        if such Registration involves an underwritten public offering, all Investors requesting that their Piggyback Securities be included in the Company’s Registration must, upon request by the underwriter(s), sell their Registrable Securities to such underwriter(s) selected by the Company (or the Requesting Stockholders in accordance with Section 12(a), as the case may be) on the same terms and conditions as apply to the Company or any selling security holder (or on equivalent terms and conditions, in the event that such Requesting Stockholders hold different securities from those being sold by the Company or such selling security holder), including, without limitation, executing and delivering such underwriting agreements or other related agreements to which the Company or any such selling security holder has agreed to execute and deliver;

(ii)       if, at any time after giving written notice of its intention to register any securities pursuant to this Section 12(b) and prior to the effective date of the registration statement filed in connection with such Registration, the Company shall determine for any reason not to register such securities, the Company shall give written notice to all Investors of Registrable Securities and, thereupon, shall be relieved of its obligation to register any Piggyback Securities in connection with such Registration (without prejudice, however, to the rights of the Requesting Stockholders immediately to request that such registration be effected as a Registration under Section 12(a));

(iii)      if a Registration pursuant to this Section 12(b) involves an underwritten public offering, any Investor holding Registrable Securities requesting to be included in such Registration may elect, in writing at least seven (7) days prior to the effective date of the registration statement filed in connection with such Registration, not to register such securities in connection with such Registration;

(iv)      the Company shall not be required to effect any Registration of shares of Company Stock under this Section 12(b) incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans (including, without limitation, any registration of securities on a Form S-4 or S-8 registration statement or any successor or similar forms), other than in connection with an employee stock ownership plan meeting the requirements of §1042 of the Code and involving an acquisition by an employee stock ownership plan of more than 30% of the outstanding shares of Common Stock (excluding any unexercised options); and

(v)       no Registration of Securities effected under this Section 12(b) shall relieve the Company of its obligation to effect a Registration of shares of the Common Stock of the Company (the “Company Stock”) pursuant to Section 12(a).

(c)	Priority in Piggyback Registrations.

(i)        Except as set forth in Section 12(c)(ii), if at any time following a Qualified Public Offering (or in connection with a Qualified Public Offering as contemplated in Section 12(c)(iii) below) the Company proposes to effect another Registration in connection with an underwritten offering (including any Registration pursuant to the exercise of any of the demand registration rights referred to in Section 12(a)), including any Registration for the Company’s account, and the managing underwriter(s) advise the Company in writing that, in its or their judgment, the number of shares of equity securities of the Company (including all shares of Registrable Securities) which the Company, the Stockholders and any other persons intend to include in such Registration exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such securities can be sold, the Company shall include in such Registration:

(A)      first, all securities the Company proposes to sell for its own account (the “Company Securities”) except if such Registration of shares of Company Stock is pursuant to a demand registration by Requesting Stockholders pursuant to Section 12(a), in which case such Requesting Stockholders shall have first priority and the Company shall have second priority;

(B)      thereafter, to the extent that the number or dollar amount of the Company Securities to be offered by the Company (or the Company and any Requesting Stockholders exercising demand rights pursuant to Section 12(a)), if any, is less than the number of shares of securities which the Company has been advised by the managing underwriter(s) can be sold in such offering without having the adverse effect referred to above, all Piggyback Securities requested to be sold by any Investor; provided, that if the number of the Company Securities, Demand Securities and Piggyback Securities exceeds the number of shares of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of such Piggyback Securities that may be included by each such Investor in such offering shall be the product of (x) the total number of Piggyback Securities that are capable of being sold in such offering without having the adverse effect referred to above, times (y) a fraction, (1) the numerator of which shall be the number of Registrable Securities held or deemed to be held by each such requesting Investor that such Investor has requested to be included in such Registration and (2) the denominator of which shall be the aggregate number of Registrable Securities held or deemed to be held on such date by the requesting Investors that such Investors have requested to be included in such Registration; provided, further, that in the event any such Investor desires to include fewer shares of Registrable Securities in such offering than such Investor has been so allocated, the resulting number of remaining available shares of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, shall be allocated among the other Investors entitled to include their Registrable Securities as set forth in this Section 12(c)(i)(B) in accordance with the formula set forth above, and such process of remainder allocation shall be applied iteratively until such time as all requesting holders shall be satisfied; and

(C)      third, to the extent that the number of Company Securities, Demand Securities and Piggyback Securities held by Investors is less than the number of shares of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the equity securities requested to be sold for the account of any other Persons (allocated among the Persons holding such other securities in such proportions as such Persons and the Company may agree).

(ii)       Notwithstanding anything contained in Section 12(c)(i), in the event of the demand registration granted to the Requesting Stockholders pursuant to Section 12(a), the Company shall include in such Registration:

(A)      first, all Demand Securities proposed to be sold by the Requesting Stockholders;

(B)      second, to the extent that the number of Demand Securities is less than the number of shares of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to in Section 12(c)(i), all Company Securities requested to be sold by the Company;

(C)      third, to the extent that the number of Company Securities and Demand Securities is less than the number of shares of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to in Section 12(c)(i), all Piggyback Securities requested to be sold by any Investor; provided, that if the number of the Piggyback Securities requested to be sold by such Investors exceeds the number of shares of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to in Section 12(c)(i), the number of such Piggyback Securities that may be included by each such Investor in such offering shall be determined in a manner consistent with the calculation set forth in Section 12(c)(i)(B); and

(D)      fourth, to the extent that the number of Company Securities, Demand Securities and Piggyback Securities held by Investors is less than the number of shares of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to in Section 12(c)(i), the equity securities requested to be sold for the account of any other Persons (allocated among the Persons holding such other securities in such proportions as such Persons and the Company may agree).

(iii)      Notwithstanding any rights provided in this Section 12, in any Qualified Public Offering which affords any Stockholder the right to sell shares of Company Stock, all Investors shall be entitled to the rights set forth in Section 12(b) and Section 12(c)(i) above as if the offering occurred following a Qualified Public Offering.

(d)       Expenses. The Company will pay all Registration Expenses in connection with each Registration of Registrable Securities requested pursuant to this Section 12 (including any Registration deemed not to be “effected” under Section 12(a)(iii) or not consummated as contemplated by Section 12(b)(ii)) and any other actions that may be taken in connection with any such Registration as contemplated by this Section 12; provided, that the Company will not be obligated to pay any underwriting discounts or commissions or transfer taxes, if any, relating to the sale or disposition of securities sold by Persons other than the Company pursuant to any such Registration.

(e)       Other Actions. In connection with any offering of securities of the Company contemplated by this Section 12, the Company shall take such other actions in connection therewith as may be necessary or appropriate, including, without limitation, entering into customary underwriting arrangements and customary indemnification of the Requesting Stockholders or any other Stockholder selling shares of Company Stock in such offering.

(f)        Indemnification by the Company. In the event of any Registration of any securities of the Company under the Securities Act pursuant to this Section 12, the Company will, and it hereby does, indemnify and hold harmless, to the full extent permitted by law, each of the Stockholders holding any Registrable Securities covered by such registration statement, its Representatives, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls, is controlled by or is under common control with such Stockholder or any such underwriter within the meaning of the Securities Act, against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld) to which such Stockholder, any such Representative or any such underwriter or controlling Person may become subject under the Securities Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or a document incorporated by reference into any of the foregoing, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such Registration, and the Company will reimburse such Stockholder and each such Representative or underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceeding; provided, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expenses arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary, final or summary prospectus or amendment or supplement thereto, or a document incorporated by reference into any of the foregoing, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Stockholder or any such Representative or underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement thereto, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Stockholder or any such Representative or underwriter and shall survive the transfer of such securities by such Stockholder.

(g)       Indemnification by the Stockholders and Underwriters. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with this Section 12, that the Company shall have received an undertaking reasonably satisfactory to it from the Stockholders of such Registrable Securities and any underwriter, to indemnify and hold harmless severally, and not jointly and severally (in the same manner and to the same extent as set forth in Section 12(f)), the Company and its Representatives and all other prospective sellers and their respective Representatives, and their respective controlling persons with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, preliminary, final or summary prospectus or amendment or supplement thereto, or a document incorporated by reference into any of the foregoing, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Stockholder or any such Representative or underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement thereto, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Stockholders, underwriters or any of their respective Representatives or controlling persons and shall survive the transfer of such securities by such Stockholder; provided, that no such Stockholder shall be liable under this Section 12(g) for any amounts exceeding the product of the sale price per Registrable Security (net of any underwriters’ or placement agents’ fees, discounts or commissions related thereto) and the number of Registrable Securities being sold pursuant to such registration statement or prospectus by such Stockholder.

(h)       Notices of Claims, Etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 12, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section 12, except to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and, jointly with any other indemnifying party similarly notified, to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof, and the indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

(i)        Other Indemnification. Indemnification similar to that specified in the preceding Sections of this Section 12 (with appropriate modifications) shall be given by the Company and each Stockholder holding Registrable Securities with respect to any required Registration or other qualification of securities under any federal or state law or any regulation of a governmental authority other than arising under the Securities Act.

(j)	Registration Procedure.

(i)        If and whenever the Company is required to effect or cause the Registration of any Registrable Securities pursuant to this Section 12, the Company will, as expeditiously as possible:

(A)      Prepare in cooperation with the sellers (and, in the event of an underwritten public offering, with the underwriter(s)), and file with the SEC, in a manner consistent with the provisions of this Section 12, a registration statement with respect to such Registrable Securities on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate as the case may be, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its commercially reasonable efforts to cause such registration statement to become and remain effective; provided, that before filing with the SEC a registration statement or prospectus or any amendments or supplements thereto, the Company will (i) furnish to one counsel selected by the Requesting Stockholders, in the event of a Registration effected pursuant to Section 12(a), or selected by the holders of a majority of the Registrable Securities covered by such registration statement, in the event of any other Registration, copies of all such documents proposed to be filed, which documents will be subject to the timely review of such counsel, and (ii) notify each holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(B)      Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred twenty (120) days or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the ninety (90) day period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement.

(C)      Furnish to each holder of Registrable Securities covered by the registration statement and to each underwriter, if any, of such Registrable Securities, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the prospectus included in such registration statement (including each preliminary prospectus), and such other documents, as such Person may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities owned by such holder.

(D)      Use its commercially reasonable efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as any holder, and underwriter, if any, of Registrable Securities covered by such registration statement shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, that the Company shall not for any such purpose, be required to (A) qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 12(j), it is not then so qualified, (B) subject itself to taxation in any such jurisdiction, or (C) take any action which would subject it to consent to general or unlimited service of process not then so subject.

(E)       Use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities.

(F)       Immediately notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which comes to the Company’s attention if as a result of such event the prospectus included in such registration statement, as then in effect, includes any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and at the request of any such seller, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(G)      Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders, in each case as soon as practicable, an earnings statement covering a period of at least 12 months, beginning with the first month after the effective date of the registration statement (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act including, at the option of the Company, Rule 158 thereunder.

(H)      Use its commercially reasonable efforts to cause all such Registrable Securities to be listed on such national securities exchange as may be reasonably requested by the Requesting Stockholders, and if any similar securities issued by the Company are then listed on any securities exchanges, to also list all such Registrable Securities on such securities exchanges, and enter into such customary agreements including a listing application and indemnification agreement in customary form, provided, that the applicable listing requirements are satisfied, and to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement no later than the effective date of such registration statement.

(I)        Use its commercially reasonable efforts to obtain a “cold comfort” letter from the independent public accountants for the Company in customary form and covering matters of the type customarily covered by such letters as may be reasonably requested by the Requesting Stockholders, in the event of a Registration effected pursuant to Section 12(a), or by the holders of a majority of the Registrable Securities covered by such registration statement, in the event of any other Registration.

(J)       Execute and deliver all instruments and documents (including in an underwritten offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as sellers of a majority of the Registrable Securities being sold reasonably request in order to effect an underwritten public offering of such Registrable Securities. The Company may require each holder of Registrable Securities as to which any Registration is being effected to furnish to the Company such information regarding such holder and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing in connection with effecting such offering.

(ii)       Each holder of Registrable Securities will, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 12(j)(i)(F), forthwith discontinue disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 12(j)(i)(F), and, if so directed by the Company, such holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice.

(k)       Rule 144. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act following the date hereof, the Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

(l)        Lock-Up Period. Each Stockholder, if requested by the Board of Directors and an underwriter of Company Stock or other securities of the Company, shall agree pursuant to a written agreement not to sell or otherwise transfer or dispose of any Registrable Securities or other securities of the Company held by such Stockholder for a specified period of time (not longer than thirty (30) days) prior to the effective date of a Registration Statement and for a specified period of time (not longer than one hundred eighty (180) days, in the case of the Company’s Initial Public Offering, or ninety (90) days in any subsequent public offering or, in each case, such longer period as the underwriters or the Company shall reasonably request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) following the effective date of a Registration Statement; provided, however, that such agreement shall not apply to any Registrable Securities (or other securities of the Company) held by such Stockholder if they are included in the Registration Statement. The Company may impose stop transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restrictions, until the end of the lock-up period. The written agreement referred to in the first sentence of this Section 12(l) is in addition to and not in replacement of other transfer restrictions contained in this Agreement.

(m)      No Other Registration Rights. The Company agrees that it will not grant registration rights to any other Person without the consent of Holders of two-thirds of the outstanding shares of Series A Preferred Stock.

13.       Term. This Agreement will terminate upon the consummation of a (i) Qualified Public Offering (other than the provisions of Sections 12 through 14 and Sections 17 through 35, which shall survive any Qualified Public Offering) or (ii) Sale of the Company.

14.	Definitions.
(a)	The following terms have the following definitions in this Agreement:

“10% Owner” has the meaning given such term in the definition of “Independent Third Party.”

“Accredited Investor” has the meaning set forth in Rule 501 promulgated under the Securities Act.

“Affiliate” of a Holder means any general or limited partner of a Holder or any other Person, entity or investment fund controlling, controlled by or under common control with the Holder.

“Aggregate Net Proceeds” means the aggregate proceeds received by Holders in connection with an Approved Sale after reduction for the applicable transaction expenses of the Company, its Subsidiaries and the Holders.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Certificate of Designations” means the Second Amended Certificate of Designations, Powers, Preferences and Relative, Participating, Optional or Other Special Rights, and the Qualifications, Limitations or Restrictions thereof of the Series A Preferred Stock, as it may be amended from time to time in accordance with the terms thereof and of this Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Company’s voting common stock, par value $0.01 per share, and includes all securities of the Company issued or issuable with respect to such securities by way of a stock split, stock dividend or other recapitalization.

“Company Acquisition” means an acquisition of another Person by the Company by merger, purchase of all or substantially all of such other Person’s assets, or by other reorganization whereby the Company ends up owning, directly or indirectly, greater than fifty percent (50%) of the voting power of such other Person.

“Competitor” means any Person which is primarily engaged in substantially similar lines of business in which the Company or any of its Subsidiaries are then engaged; provided that (a) the provision of investment advisory services by a Person to an ERISA plan which is owned or controlled by a Person which would otherwise be a Competitor shall not in any event cause the Person providing such services to be deemed to be a Competitor, and (b) in no event shall any bank, trust company, savings and loan association or other financial institution, investment fund, any pension plan, any investment company, any insurance company, any broker or dealer, or any other financial institution or entity, regardless of legal form, be deemed a Competitor, notwithstanding the fact that a portfolio company of any such institution may be a Competitor.

“FINRA” has the meaning given such term in the definition of “Registration Expenses.”

“Holder” means any holder (or deemed holder) of Securities who is a party to this Agreement or is a successor or assign or subsequent holder contemplated by this Agreement.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, (i) does not own, directly or indirectly, in excess of 10% of the Common Stock on an as-converted basis (a “10% Owner”), (ii) is not controlling, controlled by or under common control with any such 10% Owner, and (iii) is not the spouse or descendant (by birth or adoption) of any such 10% Owner or a trust for the benefit of any such 10% Owner and/or such Persons.

“Initial Public Offering” means the initial Public Offering by the Company after the date hereof.

“Organizational Documents” means, (i) in the case of a corporation, that corporation’s charter and by-laws, (ii) in the case of a limited liability company, that company’s articles or certificate of formation and operating agreement, if any, and (iii) in the case of a partnership, the partnership agreement.

“Outstanding Common Stock” means the outstanding Common Stock on an as-converted basis.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Pro Rata Portion” means, with respect to each Holder, that percentage of the total shares of Outstanding Common Stock owned by such Holder.

“Public Offering” means any offering of shares of Common Stock to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.

“Qualified Public Offering” means any firmly underwritten Public Offering by the Company in which the Company receives no less than $15 million of gross cash proceeds (before underwriting discounts, commissions and fees) at a per share price of at least two times the Series A Conversion Price (as defined in the Certificate of Designations) then in effect, from sales to Persons other than Affiliates of the Company pursuant to a public distribution in which Common Stock of the Company shall be listed or traded on a national or regional exchange.

“Registrable Securities” means all shares of Common Stock, including, without limitation, Common Stock issuable upon the conversion, exercise or exchange of such other securities, granted registration rights as described in Section 12 hereof, that by their terms are converted into shares of Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (v) such securities shall have been registered under the Securities Act, the registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of pursuant to such effective registration statement, (w) such securities shall have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (x) such securities shall have been otherwise transferred, if new certificates or other evidences of ownership for them not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any state securities laws then in force, (y) such securities shall cease to be outstanding or (z) such securities can be resold in accordance with Rule 144 in a three (3) month period or, in the case of a Holder that is not an “affiliate” (as defined in Rule 144) of the Company, without compliance with Rule 144.

“Registration” means a bona-fide public offering and sale of Securities or other direct or indirect equity interests of the Company pursuant to an effective registration statement under the Securities Act and in compliance with all applicable state securities laws.

“Registration Expenses” means all fees and expenses of the Company incident to the Company’s performance of or compliance with Article VII hereof, including, without limitation, all SEC and stock exchange or the Financial Industry Regulatory Authority (“FINRA”) registration, filing and listing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), rating agency fees, all fees and expenses of the transfer agent and registrar for the Registrable Securities, printing expenses, messenger and delivery expenses, the reasonable fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which Registrable Securities are to be listed or on which similar securities issued by the Company are to be listed in connection with such transaction, reasonable fees and disbursements of counsel for the Company and all independent certified public accountants for the Company (including the expenses of any annual audit, special audit and “cold comfort” letters required in connection therewith or incident thereto), securities laws liability insurance (if the Company so desires or if the underwriters so desire), the reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, all fees and expenses of any qualified independent underwriter or any Person acting in a similar capacity under the rules of the FINRA, the reasonable fees and disbursements of one counsel retained in connection with each such registration on behalf of the Stockholders (which shall be counsel selected by the Requesting Stockholders in the event of a Registration effected pursuant to Section 12(a) hereof, or counsel elected by the holders of a majority of the Registrable Securities being registered in the event of any other Registration), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other Persons retained by the Company (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by the holders of such Registrable Securities).

“Representative” means, with respect to a particular Person, any director, officer, general partner, limited partner, co-owner, member, nominee, managing director or controlling Person of such Person.

“Sale of the Company” means any transaction or series of transactions pursuant to which any Independent Third Party in the aggregate acquires (i) capital stock of the Company possessing the voting power to elect a majority of the Board of Directors (whether by merger, consolidation, reorganization, combination, sale or Transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Securities” means Common Stock, Series A Preferred Stock, any other equity securities of the Company and any shares of capital stock or other securities directly or indirectly exercisable for, or convertible into, such securities in each case held by a Stockholder as of or following the date hereof; provided, however, that Securities shall not include any securities which have been sold to the public (i) pursuant to a registration statement declared effective by the Commission or (ii) pursuant to Rule 144 promulgated by the Commission under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

(b)       The following terms have the meaning set forth in the corresponding section of this Agreement:

Term	Section

“Agreement”	Recitals
“Approved Sale”	§7(a)
“Availability Notice”	§5(b)
“Available Securities”	§5(b)
“Board of Directors”	§1(a)
“Buyer”	§6(a)
“Company Securities”	§12(c)(i)(A)
“Company Stock”	§12(b)(iv)
“Covered Person”	§31
“Demand Notice”	§12(a)(i)
“Demand Securities”	§12(a)
“Disposing Stockholder”	§5
“Disposing Tag-Along Stockholder”	§6(a)
“Essex”	Recitals
“Executive”	Recitals
“Existing Stockholders Agreement”	§30
“GAAP”	§10(a)(i)
“Hickory”	Recitals
“Initial Subscribing Stockholder”	§9(d)
“Investor Group”	§32
“Investors”	Recitals
“New Issue Securities”	§9
“Non-Disposing Stockholder”	§6(a)
“Offered Securities”	§5(a)
“Other Accredited Stockholder”	§9(d)
“Other Stockholders”	§5(a)
“Pappajohn”	Recitals
“Permitted Transferee”	§8
“Piggyback Securities”	§12(b)
“Preemptive Notice”	§9(a)
“Psilos Directors”	§1(a)(ii)(A)
“Psilos I”	Recitals
“Psilos II”	Recitals
“Psilos”	Recitals
“Purchase Agreement”	Recitals
“Requesting Stockholders”	§12(a)

“Reverse Stock Split”	Recitals
“Sale Notice”	§5(a)
“Sales Notice Expiration”	§5(d)
“Schaffer”	Recitals
“Schedule of Stockholders”	Recitals
“Series A Preferred Stock”	Recitals
“Stockholders”	Recitals
“Subscribing Stockholder”	§5(c)
“Tag-Along Sale Notice”	§6(a)
“Tag-Along Sale”	§6(b)
“Transfer”	§4

15.       Transfer; Transfers in Violation of Agreement. Prior to Transferring any Securities to any Person, the transferring Stockholder shall cause the prospective transferee to execute and deliver to the Company and the other Stockholders a counterpart of this Agreement, and such prospective transferee shall acknowledge that such Securities are subject to the terms and conditions of this Agreement, including, without limitation, Section 5. Any Transfer or attempted Transfer of any Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Securities as the owner of such Securities for any purpose.

16.       Additional Investors. In connection with the issuance of any additional equity securities of the Company to any Person or the Transfer of any equity securities of the Company to any Person, the Company may permit such Person to become a party to this Agreement and succeed to all of the rights and obligations of an Investor, Executive and/or a Stockholder, as applicable, under this Agreement by obtaining an executed counterpart signature page to this Agreement or a joinder to this Agreement, and, upon such execution, such Person shall for all purposes be party to this Agreement as an Investor, Executive and/or a Stockholder, as applicable, and the Schedule of Stockholders shall be accordingly updated.

17.       Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.       Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of (a) the Company, and (b) by Holders holding not less than two-thirds of the Outstanding Common Stock. Notwithstanding the foregoing, no provision of this Agreement may be amended or waived if such amendment or waiver of any provision would have the effect of (x) imposing additional obligations (including the changing of existing obligations) on any of the Stockholders, or (y) adversely affecting any of the rights of any of the Stockholders, or (z) treating preferentially (including the changing of any existing right or preference) in any way any other Stockholder over another Stockholder except by written agreement of such affected Stockholder. Any waiver, permit, consent or approval of any kind or character on the part of any such Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

19.       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20.       Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Purchase Agreement and the other agreements contemplated thereby embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

21.       Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of, and be enforceable by, the Company and its successors and assigns and the Holders and the respective successors and permitted assigns of each of them, so long as they hold Securities.

22.       Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

23.       Remedies. The Company and each Stockholder shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and each Stockholder may in his, her or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

24.       Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one (1) Business Day following deposit with a reputable express courier service for next day delivery (charges prepaid), (c) three (3) Business Days after it is mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) one (1) Business Day after receipt is electronically confirmed, if sent by fax, email or other electronic means (provided that a hard copy shall be promptly sent by first class mail, postage prepaid). Such notices, demands and other communications shall be sent to the Stockholders and to the Company at the address indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

If to the Company, to: CareGuide, Inc. 4401 NW 124th Avenue Coral Springs, Florida 33065 Fax: (954) 796-5551 Attn: Chief Executive Officer
with a copy (which shall not constitute effective notice) to: Cooley Godward Kronish LLP 777 6th Street, NW Suite 1100 Washington, D.C. 20001 Fax: (202) 842-7899 Attn: Aaron J. Velli
If to Psilos, to: Psilos Group Managers, L.L.C. 140 Broadway, 51st Floor New York, New York 10005 Attn: Jeffrey M. Krauss
with a copy (which shall not constitute effective notice) to: DLA Piper US LLP 1251 Avenue of the Americas New York, New York 10020 Fax: (212) 884-8522 Attn: Christopher P. Giordano
If to an Executive or a Stockholder other than Psilos, to his, her or its address set forth on the Company’s records.

25.       Governing Law. The corporate law of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders, including, without limitation, those rights set forth in Sections 1 and 2 of this Agreement. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

26.       Venue. Each Stockholder hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or New York state court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement, and each Stockholder hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of the Company to bring proceedings against any Stockholder in the courts of any other jurisdiction. Any judicial proceeding by any Stockholder against the Company or any Affiliate thereof involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement shall be brought only in a court sitting in New York, New York.

27.       Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by a court trial without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

28.       No Effect Upon Lender Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of a Stockholder in its capacity as a lender to the Company or any of its Subsidiaries pursuant to any agreement under which the Company or any of its Subsidiaries has borrowed money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (i) its status or the status of any of its Affiliates as a direct or indirect Stockholder, (ii) the interests of the Company or (iii) any duty it may have to any other direct or indirect Stockholder, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

29.       References to Securities. Any references herein to any Stockholder’s specific number of Securities shall be deemed a reference to the corresponding number of shares of Securities which have been issued in respect of, in exchange for, or in substitution for such Securities, by recapitalization, reclassification, dividend or distribution.

30.       Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

31.       Existing Stockholders Agreement. Each of the parties hereto who are also parties to that certain stockholders agreement dated January 25, 2006 (the “Existing Stockholders Agreement”) hereby agrees to execute such further instruments and take such other actions as the Company shall reasonably request in order to effectuate or document the termination of such agreement.

32.       Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, neither the directors, nor any of the Stockholders, or any officers, directors, stockholders, partners, employees, representatives, consultants or agents of either of the foregoing, nor any officer, employee, representative, consultant or agent of the Company or any of its Affiliates (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other Person for any act or omission (relating to the Company and the conduct of its business, the Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission was in or was not contrary to the best interests of the Company; provided, that such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

33.       Dealings with the Company. The Company and each of the other Stockholders acknowledge that the Investors and their Affiliates (other than the Company and its Subsidiaries) and each of their respective direct and indirect stockholders, directors, officers, controlling persons, partners, members, managers and employees (collectively, the “Investor Group”) have business interests and engage in business activities or commercial transactions in addition to those relating to the Company (including those which may compete with the Company). The Company and each of the other Stockholders agree (and to the fullest extent permitted by applicable law, hereby waive and agree not to assert any claim to the contrary) that no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company could be undertaken by the Company, and, in fact, each member of the Investor Group shall have the right to undertake any such opportunity for itself, for its own account or on behalf of another or to recommend any such opportunity to other Persons.

34.       Fiduciary Duty. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by the Delaware General Corporation Law, no Covered Person shall owe any duties at law or in equity (including fiduciary duties) to any other Covered Person other than any duties and obligations expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Stockholders to replace such other duties and liabilities of such Covered Person. A Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. Nothing in this Section 33 shall eliminate any implied covenant of good faith and fair dealing between Covered Persons.

35.       No Third-Party Beneficiaries. Except as otherwise expressly provided herein, the covenants, agreements and other provisions contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights, remedies or other benefits hereunder on any other Persons. Neither this Agreement nor any purchase or sale of shares of Company Stock shall create, or be construed or deemed to create, any right to employment in favor of the Company or shareholders or employers thereof or any Management Stockholder or any other Person by the Company or any Subsidiaries of the Company.

36.       Recapitalization, etc. Except as otherwise provided in this Agreement, the provisions of this Agreement shall apply to any and all Securities or shares of stock of any successor or assign of the Company (whether by merger, consolidation, transfer or sale of assets, conversion or otherwise) which may be issued in respect of, in exchange for, or in substitution of, any Securities by reason of any reorganization, any recapitalization, reclassification, merger, consolidation, partial or complete liquidation, sale of assets, spin-off, stock dividend, split, distribution to Stockholders or combination of Securities or any other change in the Company’s capital structure, in order to preserve fairly and equitably as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

COMPANY:

CAREGUIDE, INC.

By:

Name:
Its:

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

INVESTORS:

ESSEX WOODLANDS HEALTH VENTURES FUND IV, L.P.

By: Essex Woodlands Health Ventures IV, L.L.C.

Its General Partner

By: _________________________

Name: Mark Pacala

Title: Authorized Signatory

ESSEX WOODLANDS HEALTH VENTURES FUND V, L.P.

By: Essex Woodlands Health Ventures V, L.L.C.

Its General Partner

By: _________________________

Name: Mark Pacala

Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

INVESTORS: PSILOS GROUP PARTNERS II, L.P. By: Psilos Group Investors II, LLC Its General Partner By: _________________________ Name: Albert S. Waxman Title: Senior Managing Member
PSILOS GROUP PARTNERS, L.P. By: Psilos Group Investors, LLC Its General Partner By: _________________________ Name: Albert S. Waxman Title: Senior Managing Member

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

INVESTORS: HICKORY VENTURE CAPITAL CORPORATION By: _________________________ Name: J. Thomas Noojin Title: President

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

INVESTORS: _________________________ John Pappajohn

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

INVESTORS: _________________________ Derace L. Schaffer, M.D.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

EXECUTIVE: _________________________ Chris E. Paterson

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

EXECUTIVE: _________________________ Michael J. Condron

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

EXECUTIVE: _________________________ William C. Stapleton

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

EXECUTIVE: _________________________ Michael J. Barber, M.D.

Schedule of Stockholders

Stockholder	Classification	Number of Shares of Outstanding Common Stock

Essex Woodlands Health Ventures Fund IV, L.P.	Investor
Essex Woodlands Health Ventures Fund V, L.P.	Investor
Psilos Group Partners, L.P.	Investor
Psilos Group Partners II, L.P.	Investor
Hickory Venture Capital Corporation	Investor
Derace L. Schaffer, M.D.	Investor
John Pappajohn	Investor
Chris E. Paterson	Executive
Michael J. Condron	Executive
William C. Stapleton	Executive
Michael J. Barber, M.D.	Executive
Total